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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: February 22, 2001
                        (Date of earliest event reported)



                        LANDAMERICA FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)



          Virginia                       1-13990                  54-1589611
(State or Other Jurisdiction     (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)


           101 Gateway Centre Parkway
               Richmond, Virginia                     23235-5153
    (Address of Principal Executive Offices)          (Zip Code)


               Registrant's telephone number, including area code:
                                 (804) 267-8000


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Item 5.      Other Events.

         On February 22, 2001, Reliance Insurance Company, a shareholder of the Registrant ("Reliance"), sold 7,707,856 shares of the Registrant's common stock ("Common Stock") pursuant to an underwritten offering (the "Offering"). Reliance had originally acquired beneficial ownership of the shares when the Registrant acquired all of the outstanding capital stock of Commonwealth Land Title
Insurance Company and Transnation Title Insurance Company from Reliance on February 27, 1998 (the "Acquisition"). In connection with the Acquisition, the Registrant issued to Reliance 4,039,473 shares of Common Stock and 2,200,000 shares of its 7% Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") that were initially convertible into 4,824,561 shares of Common Stock. The shares sold in the Offering consisted of the 4,039,473 shares of Common Stock issued in the Acquisition and 3,668,383 shares of Common Stock acquired upon the conversion of a portion of the shares of Series B Preferred Stock held by Reliance.

         Following the sale of shares in the Offering, Reliance owned no shares of Common Stock and 527,217 shares of Series B Preferred Stock. These shares of Series B Preferred Stock are convertible into 1,156,177 shares of Common Stock, which would represent approximately 6.3% of the issued and outstanding shares of Common Stock on a fully diluted basis.

         A voting and standstill agreement (the "Voting and Standstill Agreement") entered into by the Registrant, Reliance and Reliance's parent company, Reliance Group Holdings, Inc., on February 27, 1998 had provided
Reliance and its affiliates with certain rights and contained certain restrictions and limitations on the actions of Reliance and its affiliates as shareholders of the Registrant. Under the Voting and Standstill Agreement, Reliance was able to designate up to three directors to be nominated and recommended for election to the Registrant's Board of Directors. In addition, the Voting and Standstill Agreement contained certain limitations and requirements on Reliance and its affiliates with respect to (i) acquiring additional shares of Common Stock or Series B Preferred Stock, (ii) voting their shares of Common Stock, (iii) selling or transferring shares of Common Stock, shares of Series B Preferred Stock and shares of Common Stock issuable upon conversion of the Series B Preferred Stock, and (iv) converting shares of Series B Preferred Stock.

         As a result of Reliance's sale of shares, the Voting and Standstill Agreement terminated, and Reliance and its affiliates are no longer entitled to any of the rights provided to it under the Voting and Standstill Agreement, including the right to nominate up to three members to the Registrant's Board of Directors. As required by the Voting and Standstill Agreement, George E. Bello and Howard E. Steinberg, who serve as directors designated by Reliance, are expected to resign from the Board of Directors within five business days following the Offering. Lowell C. Freiberg, the third director designated by Reliance under the Voting and Standstill Agreement, had previously resigned in January 2001. Furthermore, Reliance and its affiliates are no longer subject to the limitations and requirements of the Voting and Standstill Agreement.

         The provisions of the Series B Preferred Stock contain covenants that had previously entitled Reliance to certain rights in specific default situations. Upon the occurrence of certain events, Reliance would have been entitled to additional seats on the Registrant's Board of


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Directors,  and Reliance and its affiliates would have no longer been subject to certain restrictions under the Voting and Standstill Agreement. Such events included (i) the Registrant's combined ratio exceeding the weighted average of the combined ratios of certain comparable title insurance companies by more than five percentage points for any 12-month period and the downgrading of the Registrant's claims-paying ability rating by two ratings agencies to or below a rating of "BBB-"; (ii) the failure of the Registrant to pay a dividend on the Series B Preferred Stock on one occasion, on two occasions, whether or not consecutive, and on three occasions, whether or not consecutive, and (iii) the Registrant's default on any of its material debt obligations in excess of $15.0 million (individually or at any one time in the aggregate). As a result of the sale of shares in the Offering, Reliance is no longer entitled to these extraordinary remedies under the provisions of the Series B Preferred Stock.

         Immediately following the sale of shares by Reliance, the Registrant had 17,202,812 shares of Common Stock issued and outstanding.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   LANDAMERICA FINANCIAL GROUP, INC.
                                   (Registrant)



Date:  February 23, 2001           By: /s/ Russell W. Jordan, III
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                                       Russell W. Jordan, III
                                       Senior Vice President and General Counsel